News Release For Immediate Release Company Contact: Jack Collins, Investor Relations Phone: (405) 702-7460 Website: www.qrcp.net

Quest Reschedules First Quarter 2008 Earnings Conference Call

OKLAHOMA CITY – May 9, 2008 – Quest Resource Corporation (NASDAQ: QRCP) and Quest Energy Partners, L.P. (NASDAQ: QELP) today announced that they will host a conference call on Tuesday, May 20, 2008 to discuss first quarter 2008 earnings. The conference call was delayed so investors will have access to Quest Energy Partners’ Form 10-Q prior to the call. The earnings press releases will be released prior to the call and be available at http://www.qrcp.net or http://www.qelp.net. Jerry D. Cash, Chairman and Chief Executive Officer, David C. Lawler, Chief Operating Officer, and David E. Grose, Chief Financial Officer will review results, discuss the outlook for the remainder of 2008, and be available for a question and answer session.

To participate, investors and analysts in the U.S. may dial (877) 604-9665 shortly before 11:00 a.m. (ET). International investors may dial (719) 325-4920. The passcode for the live call and telephonic replay is 6804172. Investors may access the live audio webcast or replay of the call at either website. The telephonic replay can be accessed after the call through May 30, 2008 at (888) 203-1112 or (719) 457-0820 (international).

About Quest Resource Corporation and Quest Energy Partners

Quest Resource Corporation is a fully integrated E&P company that owns 100% of the general partner and a 57% limited partner interest in Quest Energy Partners, L.P. and 85% of the general partner and a 36% limited partner interest in Quest Midstream Partners, L.P. Quest Resource operates and controls Quest Energy Partners and Quest Midstream Partners through its ownership of their general partners. For more information, visit the Quest Resource website at www.qrcp.net.

Quest Energy Partners, L.P. (NASDAQ: QELP) was formed by Quest Resource Corp. to acquire, exploit and develop natural gas and oil properties and to acquire, own, and operate related assets. The partnership owns more than 2,300 wells and is the largest producer of natural gas in the Cherokee Basin, which is located in southeast Kansas and northeast Oklahoma and holds a drilling inventory of nearly 2,100 locations. For more information, visit the Quest Energy Partners website at www.qelp.net.

Quest Midstream Partners, L.P. was formed by Quest Resource Corp. to acquire and develop transmission and gathering assets in the midstream natural gas and oil industry. The partnership owns approximately 2,000 miles of natural gas gathering pipelines and over 1,100 miles of interstate natural gas transmission pipelines in Oklahoma, Kansas, and Missouri. For more information, visit the Quest Midstream Partners website at www.qmlp.net.